

Andy Warhol
(b. 1928-1987)

Offering Circular
sec.gov



0% Progress

VALUE OFFERING

Andy Warhol is one of the most famous artists of all time. He's totaled more than $5 billion in career auction sales, more than any other American artist in history.

INVESTMENT THESIS

Initial Offering Price
$305,000

Discount to Fair Market Value
19.7%

Value | Similar Auction Sales | Record Price



$600k
$500k
$400k
$300k
$200k
$100k
$0
Peak Value
Fair Market Value
Offering Size

Important Collectors and Museums

Benny Blanco
Musician

David & Victoria Beckham
Sport, Fashion, and Music

Price Appreciation of Similar Works
7.4%

Sharpe Ratio (1995-2024) watch video

Andy Warhol	▲0.49
S&P 500	0.54

INVEST NOW



Andy Warhol

(b. 1928-1987)

Why we like this offering

1. **Discounted Offering:** This work was internally appraised at $380k in January '25 and is available for $305k now, a 19.7% discount to our internally appraised value.*
2. **$5 Billion at Auction:** Warhol has totaled more than $5 billion in auction sales between 2000 and 2025, including $1 billion in the past 5 years alone, placing him second only to Picasso over those time frames.
3. **Most Expensive American Artist:** Warhol has a $195 million auction record on a Marilyn portrait sold in 2022. This result still holds the record for the most expensive auction painting ever sold by an American artist.
4. **Highly Prestigious:** Warhol is in the permanent collections of more than 130 museums worldwide, including the MoMA, the Met, and the Guggenheim.
5. **2 Exits:** Masterworks has exited two silkscreen works by Warhol.
6. **High Sale Volume:** Warhol has more repeat sales than any artist we track by more than 2x, signaling attractive transaction volume and collector demand. (364 repeat sale pairs from '96-'24)
7. **Unique Series:** The Artwork is one of Andy Warhol's iconic screen-printed society portraits. As Andy Warhol's fame grew, socialites began commissioning portraits from him. These works became a significant aspect of his career, sustaining his less commercial projects.

On January 15, 2025, the Painting was appraised by Masterworks at a fair market value of $380,000. The January 15, 2025 Fair Market Value is equal to the price between a willing buyer and a willing seller on the open market, and only valid as of the effective date of such appraisals. For more information on Masterworks appraisal methodology, conflicts of interest and other important considerations, see "Description of Business – Art Appraisals" in the offering circular.

Masterworks can only make sales after an offering statement has been filed, and "qualified" by, the SEC. As such, no offer consideration is currently being solicited or accepted and any such offers may be revoked before notice of SEC qualification. Indications of interest involve no obligation. For more information visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$93,649,948	258	$170,000,000

Turnover by Year



553.6M
415.2M
276.8M
138.4M
13
14
15
16
17
18
19
20
21
22
23
24

Lots Auctioned

Sold Unsold



828
621
414
207
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price **$305,000**

Offering Circular **sec.gov/edgar**

Painting











About Andy Warhol

Andy Warhol (b. 1928- d. 1987) is one of the most prolific and popular Pop Art artists of all time from the boom of the movement in the 1960's to present day. With a background in advertising, his paintings and prints of everyday consumer products such as the Campell's soup cans are his most notable and relatable. Breaking records at auction, Warhol is also famous for his works of pop culture from characters such as the Wicked Witch of Wizard of Oz fame, to celebrities and icons like Jackie Kennedy Onassis and Marilyn Monroe. Posthumously, his retrospectives still travel the world, popularity never waning.

INVEST NOW

ANDY
WARHOL

b. 1928-d.1987, UNITED STATES



$305,000
INITIAL OFFERING

7.4% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	**▲0.49** SHARPE RATIO[3]
27.8% ANNUAL GROWTH OF RECORD PRICE[4]	**7.8%** MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on canvas | 40 × 40 in.

Andy Warhol (b. 1928, Pittsburg, Pennsylvania - d. 1987, New York, New York) is among the most influential artists of the 20th century and is widely recognized as a leading figure of the Pop Art movement. Born Andrew Warhola to Carpatho-Rusyn immigrants, Warhol grew up modestly during the Great Depression.

The Artwork is one of Andy Warhol's iconic screen-printed society portraits. As Andy Warhol's fame grew, socialites began commissioning portraits from him. These works became a significant aspect of his career, sustaining his less commercial projects. Warhol made all of his society portraits 40 by 40 inches so that some day they could come together as, in Warhol's words, a "Portrait of Society." Andy Warhol's society portraits are especially interesting given the artist's lifelong fascination with celebrity, glamour and wealth. Warhol created his society portraits using a semi-mechanized silk-screening process. He began by taking rolls of photographs of his subjects with a Polaroid camera. He then blew up and converted the image into a negative, traced their features onto the canvas, and then created a silkscreen. This particular portrait features Joan Schnitzer Levy, a fashionable philanthropist and art collector from Houston, Texas. The Artwork is a square portrait silkscreen painting of a woman with bright blue eyeshadow to match her eyes and a bold red lipstick. The portrait is screenprinted against a soft yellow background, matching her long, flowing hair. Auction records for artworks similar in scale, style, and period are led by Karen Kain (1980), which sold for $601,911 (£437,500) at Christie's London on October 16, 2021, Portrait of Florinda Bolkan (1981), which sold for $577,314 (£361,250) at Christie's London on June 29, 2011, and Chris Royer (1980), which sold for $533,400 at Sotheby's New York on November 16, 2023.

The Andy Warhol Foundation is the beneficiary of the artist's estate and works exclusively with Christie's as its sales agent. The Foundation collaborated with the Carnegie Institute and the Dia Art Foundation to found the Andy Warhol Museum in 1989, one of the largest single-artist museums in the world and the largest in North America. Warhol has also been the subject of numerous international major survey and retrospective exhibitions at institutions such as the Museum of Modern Art in New York, the Whitney Museum of American Art, the Art Institute of Chicago, the Museum of Contemporary Art in Los Angeles, the Tate Modern in London, the Royal Scottish Academy in Edinburgh, the Centre Pompidou in Paris, the Louisiana Museum in Humlebaek, Denmark, the Museum Ludwig in Cologne, Palazzo Grassi in Venice, and Queensland Art Gallery in Brisbane, Australia, among many others. His works are also held in major permanent collections, including the Metropolitan Museum of Art in New York, Museum of Modern Art in New York, Solomon R. Guggenheim Museum in New York, Smithsonian American Art Museum in Washington, D.C., San Francisco Museum of Modern Art, Tate Modern in London, Museum Ludwig in Cologne, Museo Nacional Centro de Arte Reina Sofía, Moderna Museet in Stockholm, and Musée d'Art Moderne in Paris, among many other prestigious institutions. Warhol's commercial and institutional success is reflected in his secondary market. In 2024, he totaled over $146 million in auction sales, making him the fifth highest selling artist at auction that year. As of February 2025, he has the most repeat sales of all the postwar and contemporary artists Masterworks tracks by more than double, signaling attractive transaction volume and collector demand. (364 repeat sale pairs from '96-'24). The artist's auction records are led by Shot sage blue Marilyn (1964), which sold for $195,040,000 at Christie's New York on May 9, 2022, the most expensive American artwork ever sold at auction, followed by Silver Car Crash (Double Disaster) (1963), which sold for $105,445,000 at Sotheby's New York on November 13, 2013, White Disaster (White Car Crash 19 Times) (1963), which sold for $85,350,500 at Sotheby's New York on November 16, 2022.

THE ARTIST'S AUCTION RECORDS ARE LED BY SHOT SAGE BLUE MARILYN (1964), WHICH SOLD FOR $195,040,000 AT CHRISTIE'S NEW YORK ON MAY 9, 2022, THE MOST EXPENSIVE AMERICAN ARTWORK EVER SOLD AT AUCTION, FOLLOWED BY SILVER CAR CRASH (DOUBLE DISASTER) (1963), WHICH SOLD FOR $105,445,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 13, 2013, WHITE DISASTER (WHITE CAR CRASH 19 TIMES) (1963), WHICH SOLD FOR $85,350,500 AT SOTHEBY'S

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


579870
601563
533400
492000
505000
438144
415601
431670
377972
367037
325598
318503
316304
290062
302500
269000
229000
219863
266500
197748
204077
200000
179032
170893
153929
118008
86544
75208
66139
50710
49500
36240
1/1/1990
1/1/2000
1/1/2010
1/1/2020
Implied Historical Growth

Andy Warhol (b. 1928, Pittsburg, Pennsylvania - d. 1987, New York, New York) is among the most influential artists of the 20th century and is widely recognized as a leading figure of the Pop Art movement. Born Andrew Warhola to Carpatho-Rusyn immigrants, Warhol grew up modestly during the Great Depression. He suffered from Sydenham chorea, which often left him bedridden, where he would read comic books and magazines. From 1945 to 1949, he studied pictorial design at the Carnegie Institute of Technology (now Carnegie Mellon University). Upon graduation, Warhol moved to New York to pursue a commercial art career and worked as an illustrator and window display designer. He quickly became an award-winning illustrator with clients like Tiffany & Co., Columbia Records, and Vogue, among other iconic brands. He took an entrepreneurial approach to his art and employed assistants for his studio, later known as "The Factory." Inspired by the burgeoning movement in England, Warhol created his first Pop Art paintings based on comics and advertisements in 1961. The following year, he developed his signature style characterized by repetition, commercial subjects, and photographic silkscreen printing techniques. This led to his series of celebrity portraits that featured Marilyn Monroe, Elvis Presley, and Elizabeth Taylor, among others, and his series of Campbell's Soup Cans. The soup cans were exhibited in his first solo Pop Art exhibition at Ferus Gallery in Los Angeles in July 1962. In 1963, Warhol began his Death and Disaster series and his first box sculptures. His Flowers quickly followed in 1964 as a lighter subject still in dialogue with the fleeting nature of beauty and life. In 1968, he faced his mortality when the radical feminist Valerie Solanas shot him in the torso in a failed assassination attempt after he refused to produce her play. This traumatic experience led to a period of isolation where he focused on private commissions. In addition to his prolific visual art practice, Warhol was active in the underground film and publishing scenes in New York, co-founding Interview magazine in 1969, publishing two books, and producing two TV shows for cable television, among other projects. His collaborative approach to artwork and active social life led him to work with the next generation of artists like Jean-Michel Basquiat, Francesco Clemente, and Keith Haring in the 1980s. Warhol died on February 22, 1987, from complications after a gallbladder removal surgery.



ANDY WARHOL



ANDY WARHOL



ANDY WARHOL

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Andy Warhol with the following criteria: Single figure female portraits on canvas created from 1980-82 measuring 40x40 inches, excluding "Ten Portraits Of Jews Of The Twentieth Century" series and portraits that are stylistically different. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Andy Warhol has a risk-adjusted appreciation of 0.49. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Andy Warhol have a record price compound annual growth rate (“CAGR”) of 27.8% from May 10, 1984 to June 30, 2024. This calculation is based on (i) a record price of $9,000 on May 10, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $170,000,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Andy Warhol is 7.8%, which is based on 364 repeat sales during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Andy Warhol was May 8, 1996 and ending on the last date a repeat sale occurred for such artist, which in the case of Andy Warhol was June 14, 2024. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.